Exhibit 99.1

N E W S

January 19, 2005 Beth Copeland - Media (317) 269-1395 William J. Brunner - Shareholders & Analysts (317) 269-1614 FOR IMMEDIATE RELEASE

First Indiana Chairman Announces Retirement

        (INDIANAPOLIS)—Robert H. McKinney announced today that he will retire as chairman of First Indiana Corporation following the Annual Shareholders Meeting on April 20, 2005. He will remain as a member of the corporation’s board of directors. Marni McKinney, vice-chairman and chief executive officer, was named by the board as his successor. McKinney said, “This is a great time to retire, with Marni providing continuity as chairman, and with Bob Warrington as president and CEO of the bank giving us dynamic new leadership.”

        McKinney was named chairman of First Federal Savings and Loan of Indianapolis (now known as First Indiana Bank, a subsidiary of First Indiana Corporation) in 1961. He became chairman of First Indiana Corporation when it was formed in 1986. During his tenure, the organization converted to a publicly held stock institution in 1983 and grew from $30 million to $2.1 billion in assets.

        In addition to his work at First Indiana, McKinney was a founding partner of Bose McKinney and Evans LLP, one of the largest law firms in Indianapolis; chairman of Jefferson Corporation from 1961 to 1986; and chairman of The Somerset Group, Inc., from 1986 to 2000. He had a leadership role in 4 national Presidential campaigns, beginning with that of John F. Kennedy in 1960. During the administration of President Carter, McKinney served as chairman of the Federal Home Loan Bank Board, the Federal Home Loan Mortgage Corporation, the Federal Savings & Loan Insurance Corporation, and the Neighborhood Reinvestment Corporation. He also served as a presidential-appointed director of the Federal National Mortgage Association.

        McKinney graduated with an engineering degree from the U.S. Naval Academy in 1946 and received a Doctor of Jurisprudence from the Indiana University School of Law in 1951. He served two Pacific theatre tours in the U.S. Navy. He holds honorary Doctorate of Law degrees from Marian College and Butler University and is a Knight of Malta. He served as president of the board of trustees of Indiana University and chairman of the board of Marian College.

        McKinney is a trustee of the Hudson Institute, the Sierra Club Foundation, and the U.S. Naval Academy Foundation, and is a director of the Indiana University Foundation. He was recently appointed as a member of the Cuba Broadcasting Board by President George W. Bush. He is also active in many civic organizations.

        Marni McKinney is the daughter of Mr. McKinney and the third generation to lead First Indiana. Ms. McKinney joined First Indiana in 1984 and was named vice-chairman in 1994 and chief executive officer in 2000. She also served as the chief executive officer of The Somerset Group from 1992 to 2000.

        First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 32 offices in Central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.